Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of M/I Homes, Inc. and subsidiaries and the effectiveness of M/I Homes, Inc. and subsidiaries’ internal control over financial reporting dated February 16, 2018, appearing in the Annual Report on Form 10-K of M/I Homes, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio

May 8, 2018